EXHIBIT 2.7


                             [_______________ INC.]

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                           CERTIFICATE OF DESIGNATION

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

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                      Series A Convertible Preferred Stock

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         _______________, a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Board of Directors of the Corporation has duly adopted the following recitals and resolution:

         WHEREAS, Article FOURTH of the Certificate of Incorporation provides that the Corporation may issue Preferred Stock, par value $0.001 per share ("Preferred Stock") from time to time in one or more series or classes, having such voting powers and such designations, preferences and relative, participating, optional and other special rights and qualifications, limitations or restrictions, as the Board of Directors determines;

         WHEREAS, pursuant to Article FOURTH of the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors has adopted the following resolution creating a series of its Preferred Stock, designated as Series A Convertible Preferred Stock:

         RESOLVED, that a series of the class of authorized Preferred Stock, par value $0.001 per share, of the Corporation be hereby created, and that the voting powers and designation, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

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         1. DESIGNATION AND AMOUNT. This series of Preferred Stock shall be designated as the Series A Convertible Preferred Stock (the "Series A Preferred Stock"), and the authorized number of shares constituting such series shall be 1,666,667, par value $0.001 per share.

         2. DIVIDENDS.

                  (a) The holders of Series A Preferred Stock shall have the right to receive, in preference to the holders of Junior Stock, dividends, payable when and as declared by the Board of Directors of the Corporation out of assets legally available therefor, as provided in this Section 2(a). Dividends shall accrue on each share of Series A Preferred Stock at an annual rate of fifteen percent (15%) on the sum of (i) $8.00 (the "Series A Purchase Price") and (ii) all accumulated and unpaid dividends accrued thereon pursuant to this Section 2(a) from the date of issuance thereof (the "Series A Dividends" and, the sum of the Series A Purchase Price and Series A Dividends is referred to herein as the "Series A Preference Amount"). Such dividends will be calculated and, to the extent such dividends remain unpaid, compounded quarterly in arrears on the first day of each January, April, July and October of each year prorated on a daily basis for partial periods. Such dividends shall commence to accrue on each share of Series A Preferred Stock from the date of issuance of such share of Series A Preferred Stock whether or not they have been declared and whether or not there are profits, surplus or other funds legally available for the payment of dividends and shall continue to accrue until paid out of assets legally available therefor; PROVIDED, HOWEVER, that for the period from the Original Issue Date until (and including) the first day of July 2001 (the "PIK Period"), the Corporation shall pay dividends on each dividend payment date in additional shares of Series A Preferred Stock (such dividends paid in kind being herein referred to as "PIK Dividend"); and PROVIDED FURTHER that the amount payable as a PIK Dividend on the final dividend payment date during the PIK Period shall be adjusted so that the total number of shares of Series A Preferred Stock paid as PIK Dividends is equal to _________ 1 and any amount of unpaid dividend resulting from such adjustment shall accrue as otherwise provided in this Section 2; and PROVIDED FURTHER that in the event that the Corporation shall exercise its right to redeem the Series A Preferred Stock after the closing of a Strategic Investment as provided in Section 7, then the payment of all PIK Dividends for the PIK Period shall be accelerated and any PIK Dividends not previously paid shall be immediately paid to the holders of the Series A Preferred Stock as described in the next paragraph (notwithstanding any subsequent conversion pursuant to Section 5 or 6 or redemption pursuant to Section 8). In addition, the holders of Series A Preferred Stock shall have the right to receive dividends or other distributions (as defined below), ratable and equally with the holders of Common Stock, when and as declared by the Board of Directors of the Corporation out of assets legally available therefor; provided, however, that each holder of Series A Preferred Stock shall be entitled to receive dividends or other distributions on the outstanding shares of Series A Preferred Stock held by such holder in an amount equal to the product of (i) the per share amount, if any, of the dividend or other distribution to be

--------
1.    [1,666,667 less amount issued initially]


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         declared, paid or set aside for the Common Stock, multiplied by (ii)
         the number of whole shares of Common Stock into which such shares of Series A Preferred Stock are then convertible

                  (b) PIK Dividends shall be paid by delivering to the record holders of Series A Preferred Stock a number of shares of Series A Preferred Stock determined by dividing the amount of the payment which otherwise would be payable on the dividend payment date to each respective holder in cash by the Series A Purchase Price per share. The issuance of any such PIK Dividend in such amount shall constitute full payment of such dividend. Fractional shares of Series A Preferred Stock payable as PIK Dividends may be paid in cash by the Corporation. Any additional shares of Series A Preferred Stock issued pursuant to this section shall be subject in all respects, except as to issue date and the date from which dividends accrue and cumulate as set forth above, to the same terms as the shares of Series A Preferred Stock originally issued hereunder.

                  (c) For purposes of this Section 2, unless the context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of the Corporation for cash or property, including any such transfer, purchase or redemption by a subsidiary of this Corporation.

         3. LIQUIDATION, DISSOLUTION OR WINDING UP; CERTAIN MERGERS, CONSOLIDATIONS AND ASSET SALES.

         Upon a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (each, a "Liquidation"), each holder of Series A Preferred Stock shall be entitled, after provision for the payment of the Corporation's debts and other liabilities, to be paid in cash in full, before any distribution is made on any Junior Stock, an amount in cash equal to the Series A Preference Amount of all Series A Preferred Shares held by such holder. If, upon a Liquidation, the net assets of the Corporation distributable among the holders of all outstanding Series A Preferred Stock shall be insufficient to permit the payment of the Series A Preference Amount in full, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation's debts and other liabilities shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Series A Preferred Stock. A merger or consolidation of the Corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold more than 50% by voting power of the equity interests of the surviving entity), a single transaction or a series of transactions pursuant to which holders of capital stock of the Corporation immediately prior to such transaction or series of transactions do not continue to hold more than 50% by voting power of the capital stock after such transaction or series of transactions, or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a Liquidation of the Corporation, and all consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or all consideration payable to the Corporation, together with all other


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

available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with the foregoing provisions of this Section 3.

         4. VOTING.

                  (a) Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 5 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration except as provided by law, by the provisions of Subsection 4(b) below or elsewhere in the Corporation's Certificate of Incorporation, as amended, holders of Series A Preferred Stock shall vote together with the holders of Common Stock and Preferred Stock as a single class.

                  (b) Except as provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least 75% of the then outstanding shares of Series A Preferred Stock, voting together as a single class of Preferred Stock:

                           (i) Amend, repeal, alter or waive any provision of,
                  or add any provision to, the Corporation's Certificate of Incorporation or Bylaws, if such action could have a material adverse effect on the rights, preferences or privileges of the Series A Preferred Stock;

                           (ii) Authorize or issue any new or existing class or
                  classes or series of capital stock having any preference or priority as to dividends, liquidation preference, assets or voting superior to or on parity with any such preference or priority of the Series A Preferred Stock or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, liquidation preference, assets or voting superior to or on parity with any such preference or priority of the Series A Preferred Stock;

                           (iii) Redeem, purchase or otherwise acquire, directly
                  or indirectly, any Junior Stock; or

                           (iv) Authorize or effect the declaration or payment
                  of dividends or other distributions upon any Junior Stock.

         5. OPTIONAL CONVERSION. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

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

                  (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $6.00 by the Series A Conversion Price in effect at the time of conversion. The "Series A Conversion Price" shall initially be $6.00. The rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided below.

         In the event of a Liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on Liquidation to the holders of Series A Preferred Stock.

                  (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price.

                  (c) Mechanics of Conversion.

                           (i) In order for a holder of Series A Preferred Stock
                  to convert such shares into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice (a "Conversion Demand") that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate of certificates. Such Conversion Demand shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder of his or its attorney duly authorized in writing. The date of receipt of such certificates and Conversion Demand notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                           (ii) The Corporation shall at all times when the
                  Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A


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

                  Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

                           (iii) Upon any such conversion, no adjustment to the
                  Series A Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                           (iv) All shares of Series A Preferred Stock which
                  shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

                           (v) The Corporation shall pay any and all issue and
                  other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                           (vi) Notwithstanding any other provision hereof, if a
                  conversion of Series A Preferred Stock is to be made in connection with a public offering of Common Stock, the conversion of any shares of Series A Preferred Stock may, at the election of the holder of such shares, be conditioned upon the consummation of such public offering in which case such conversion shall not be deemed to be effective until the consummation of such public offering.

                  (d) Adjustments to Conversion Price for Diluting Issues:

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

                           (i) Special Definitions. For purposes of Subsections
                  5(d)-5(g), the following definitions shall apply:

                                    (A) "Option" shall mean rights, options or
                           warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options described in subsection 5(d)(i)(C)(IV) below.

                                    (B) "Convertible Securities" shall mean any
                           evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                                    (C) "Additional Shares of Common Stock"
                           shall mean all shares of Common Stock issued (or, pursuant to Subsection 5(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock (or, in the case of clause IV below, options or warrants to purchase shares of Common Stock) issued or issuable:

                                                     (I) upon conversion of any
                                    Convertible Securities outstanding on the
                                    Original Issue Date, or upon exercise of any Options outstanding on the Original Issue Date;

                                                     (II) as a dividend or
                                    distribution on Series A Preferred Stock;

                                                     (III) by reason of a
                                    dividend, stock split, split up or other distribution on shares of Common Stock that is covered by Subsection 5(c) or 5(f) below;

                                                     (IV) to employees,
                                    directors, officers or managers of, or
                                    consultants to, the Corporation or any of its subsidiaries pursuant in a plan adopted by the Board of Directors of the Corporation in good faith; or

                                                     (V) to a Strategic Investor
                                    in connection with a Strategic Investment within nine months after the Original Issue Date; provided that the average daily closing or last sale price per share of Common Stock for the ninety (90) days immediately following such Strategic Investment, as reported on a national securities exchange or NASDAQ, is greater than or equal to $9.00.

                           (ii) No Adjustment of Conversion Price. No adjustment
                  in the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be made, by adjustment in the Series A Conversion Price, as applicable,


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

                  unless the consideration per share (determined pursuant to Subsection 5(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares.

                           (iii) Issue of Securities Deemed Issue of Additional
                  Shares of Common Stock.

                           If the Corporation at any time or from time to time
                  after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Series A Conversion Price, as applicable, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                            (A) No further adjustment in the
                                    Series A Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                            (B) If such Options or Convertible
                                    Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase becoming effective, be recomputed to reflect such increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                            (C) Upon the expiration or
                                    termination of any unexercised Option or any unexercised rights of conversion or exchange under any Convertible Security, the Series A Conversion


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                                    Price shall be readjusted to eliminate the
                                    Additional Shares of Common Stock deemed issued as the result of the original issue of such Option or such Convertible Security.

                                            (D) In the event of any change in
                                    the number of shares of Common Stock
                                    issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Series A Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

                                            (E) No readjustment pursuant to
                                    clause (B), (C) or (D) above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                                            In the event the Corporation, after
                                    the Original Issue Date, amends the terms of any Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Original Issue Date or were issued after the Original Issue Date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Original Issue Date and the provisions of this Subsection 5(d)(iii) shall apply.

                                    It is expressly acknowledged that options
                           issued to persons described in Subsection
                           5(d)(i)(C)(IV) are excluded from the definition of "Option" as provided in Subsection 5(d)(i)(A).

                           (iv) Adjustment of Series A Conversion Price Upon
                  Issuance of Additional Shares of Common Stock.

                           In the event the Corporation shall at any time after
                  the Original Issue Date issue Additional Shares of Common Stock without consideration or for a consideration per share less than the applicable Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus


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

                  (2) the number of shares of Common Stock with the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common stock so issued would purchase at such Series A Conversion Price; and
                  (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that (i) for the purpose of this Subsection 5(d)(iv), all shares of Common Stock issuable upon exercise or conversion of Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding Options and Convertible Securities shall not give effect to any adjustments to the conversion price or conversion rate of such Options of Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

                           (v) Determination of Consideration. For purposes of
                  this Subsection 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (A) Cash and Property: Such consideration
                           shall:

                                            (I) insofar as it consists of cash,
                                    be computed at the aggregate of cash
                                    received by the Corporation, excluding
                                    amounts paid or payable for accrued
                                    interest;

                                            (II) insofar as it consists of
                                    property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                            (III) in the event Additional Shares
                                    of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                                    (B) Options and Convertible Securities. The
                           consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                           (x) the total amount, if any, received or receivable
                  by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for


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

                  a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                           (y) the maximum number of shares of Common Stock (as
                  set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                                    (vi) Multiple Closing Dates. In the event
                           the Corporation shall issue on more than one date Additional Shares of Common Stock, and such issuance dates occur within a period of no more than 30 days, then the Series A Conversion Price shall each be adjusted only once on account of such issuance, with such adjustment to occur upon the final such issuance and to give effect to all such issuances as if they occurred on the date of the final such issuance.

                  (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price then in effect immediately before that subdivision shall each be proportionately decreased. For example, if there are two outstanding shares of Common Stock which are subdivided into a total of four shares of Common Stock and the Series A Conversion Price in effect immediately prior to such subdivision is $6.00, then the Series A Conversion Price after giving effect to such subdivision shall be $3.00. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the Series A Preferred Stock, the Series A Conversion Price then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price then in effect immediately before the combination shall each be proportionately increased. For example, if there are two outstanding shares of Common Stock which are combined into a total of one share of Common Stock and the Series A Conversion Price in effect immediately prior to such combination is [$6.00], then the Series A Conversion Price after giving effect to such combination shall be [$12.00]. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Series A Preferred Stock, the Series A Conversion Price then in effect immediately before the combination shall be proportionately deceased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to


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

         receive, a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Series A Conversion Price then in effect shall each be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

                           (1) the numerator of which shall be the total number
                  of shares of Common Stock issued and outstanding immediately prior to the name of such issuance or the close of business on such record date, and

                           (2) the denominator of which shall be the total
                  number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

         provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

                  (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series A Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities was they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

                  (h) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend, provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                  (i) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Subsection 2(b)), each share of Series A Preferred Stock shall thereafter be converted (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

                  (j) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock.

                  (k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.

                  (l)      Notice of Record Date.  In the event:

                           (i) that the Corporation declares a dividend (or any
                  other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                           (ii) that the Corporation subdivides or combines its
                  outstanding shares of Common Stock;

                           (iii) of any reclassification of the Common Stock of
                  the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                           (iv) of the involuntary or voluntary dissolution,
                  liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock and shall cause to be mailed to the holders of the Series A Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                  (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                  (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

                  (m) Notwithstanding anything to the contrary, the provisions of Section 5(d) shall not apply (i) to any share of Series A Preferred Stock held by a holder other than a 25% Holder or (ii) on or after the fifth anniversary of the Original Issue Date.

         6 MANDATORY CONVERSION.

                  (a) On the first Business Day following a Mandatory Conversion Period (the "Mandatory Conversion Date"), all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate.

                  (b) All holders of record of shares of Series A Preferred Stock will be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all shares of Series A Preferred Stock pursuant to this Section 6. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series A Preferred Stock, as the case may be (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6. On the Mandatory Conversion Date, all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holder thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 5(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

                  (c) All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and canceled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

                  (d) Any Series A Preferred Stock converted pursuant to this
         Section 6 will be canceled and will not under any circumstances be reissued, sold or transferred and the

         Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

         7 REDEMPTION AT CORPORATION'S OPTION.

                  (a) The Corporation shall have the right (the "Redemption Right"), in its sole discretion, to redeem all but not less than all of the outstanding shares of Series A Preferred Stock in accordance with the further provisions of this Section 7. The Redemption Rights shall be exercisable (i) at any time after June 30, 2001 or (ii) at any time not less than ninety (90) and not more than one hundred and eighty
         (180) days after the closing of a Strategic Investment provided that the closing of such Strategic Investment occurs within nine (9) months after the Original Issue Date. The redemption price (the "Corporation Redemption Price") of each share of Series A Preferred Stock redeemed pursuant to the Redemption Right shall be equal to the Anniversary Redemption Price as of the Corporation Redemption Date, in the case of clause (i) in the immediately preceding sentence, or the Strategic Redemption Price in the case of clause (ii) in the immediately preceding sentence.

                  (b) The Corporation may elect to exercise its Redemption Right pursuant to Section 7(a) by mailing written notice (a "Corporation Notice of Redemption") to each registered holder specifying the time and place of such redemption and the number of shares of Series A Preferred Stock held by such holder to be redeemed. Such Corporation Notice of Redemption shall be mailed by certified mail, return receipt requested, at least 30, and not more than 60 days prior to the date specified for redemption (the "Corporation Redemption Date"), to each registered holder of the shares of Series A Preferred Stock at such holder's last address as it appears on the Corporation's books. At the closing, the Corporation shall pay to each of the holders of the Series A Preferred Stock called for redemption, against the Corporation's receipt from such holder of the certificate or certificates representing the shares of such Series A Preferred Stock then held by such holder, an amount equal to the aggregate payment due pursuant to this Section 7 for all such shares, by wire transfer of immediately available funds, or if such holder shall not have specified wire transfer instructions to the Corporation prior to the closing, by certified or official bank check made payable to the order of such holder.

                  (c) Notwithstanding anything to the contrary contained in this
         Section 7, the outstanding shares of Series A Preferred Stock shall remain subject to (i) conversion pursuant to Section 5 and 6 and (ii) redemption pursuant to Section 8, in each case, at all times on or prior to the Corporation Redemption Date.

                  (d) In the case of any redemption pursuant to this Section 7, unless the Corporation defaults in the payment in full of the Corporation Redemption Price, dividends on the shares called for redemption shall cease to accumulate on the applicable Corporation Redemption Date, and all rights of the holders of the shares of Series A Preferred Stock subject to such redemption by reason of their ownership of such shares shall cease on such Corporation Redemption Date, except the right to receive the

         Corporation Redemption Price on surrender to the Corporation of the certificates representing such shares. After the applicable Corporation Redemption Date, the shares shall not be deemed to be outstanding and shall not be transferable on the books of the Corporation, except to the Corporation.

                  (e) Any shares of Series A Preferred Stock redeemed by the Corporation pursuant to this Section 7 shall be canceled and shall have the status of authorized and unissued preferred stock, without designation as to series.

         8 REDEMPTION AT HOLDER'S OPTION.

                  (a) Each holder of Series A Preferred Stock shall have the right (the "Put Right"), in its sole discretion, to require the Corporation to redeem all or any portion of its outstanding shares of Series A Preferred Stock at a redemption price (the "Holder Redemption Price") equal to the Series A Preference Amount as of the Holder Redemption Date in accordance with the further provisions of this
         Section 8. The Put Right shall be exercisable for a period of 70 days after (i) the ninety-first day after the Senior Note Maturity Date,
         (ii) any Major Liquidity Event or (iii) a Change of Control.

                  (b) A holder of Series A Preferred Stock may elect to exercise its Put Right pursuant to Section 8(a) by mailing written notice (a "Holder Redemption Notice") to the Corporation by certified mail, return receipt requested. The Holder Redemption Notice shall specify:

                           (i) the name of the holder of shares of Series A
                  Preferred Stock delivering such Holder Redemption Notice;

                           (ii) that such holder is exercising its option,
                  pursuant to Section 8, to require the Corporation to redeem shares of Series A Preferred Stock held by such holder; and

                           (iii) the number of, and a description of, the shares
                  of Series A Preferred Stock to be subject to such redemption.

                  (c) The Corporation shall, within thirty (30) days of receipt of such Holder Redemption Notice, deliver to the holder exercising its rights to require redemption of shares pursuant to Section 8(b), a notice (the "Corporation Notice") specifying the date set for such redemption, which date shall be no more than thirty (30) days after the Corporation Notice (the "Holder Redemption Date").

                  (d) Notwithstanding anything contained in this Section 8 to the contrary, the Corporation shall not be obligated to redeem shares of Series A Preferred Stock which are the subject of a Holder Redemption Notice if such redemption would result in a breach of, or would cause a default or event of default under, the Notes Indenture.

         PROVIDED, HOWEVER, if such breach, event of default or default would not result from the purchase of any number of shares of Series A Preferred Stock which is less than the total number of shares the Corporation is obligated to redeem on the Holder Redemption Date, the Corporation shall purchase on the Holder Redemption Date the maximum number of shares of Series A Preferred Stock it may so purchase, allocated among the holders which have elected to have their shares so repurchased ratably according to the number of shares so tendered; PROVIDED, FURTHER, however, the Corporation shall use its reasonable efforts to cure such default or violation on a timely manner and remove any associated restrictions or limitations which are applicable to the rights of the holders of Series A Preferred Stock contained in this
         Section 8.

                  (e) In the case of any redemption pursuant to this Section 8, unless the Corporation defaults in the payment in full of the Holder Redemption Price, dividends on the shares called for redemption shall cease to accumulate on the applicable Holder Redemption Date, and all rights of the holders of the shares of Series A Preferred Stock subject to such redemption by reason of their ownership of such shares shall cease on such redemption date, except the right to receive the Holder Redemption Price on surrender to the Corporation of the certificates representing such shares. After the applicable Holder Redemption Date, the shares shall not be deemed to be outstanding and shall not be transferable on the books of the Corporation, except to the Corporation.

                  (f) Any shares of Series A Preferred Stock redeemed by the Corporation pursuant to this Section 8 shall be canceled and shall have the status of authorized and unissued preferred stock, without designation as to series.

         9 DEFINITIONS.

         As used in this Certificate of Designation, and unless the context requires a different meaning, the following terms have the meanings indicated:

         (i) "Anniversary Redemption Price" shall mean an amount per share equal to (a) the Series A Purchase Price PLUS (b) an amount then necessary to provide a holder of Series A Preferred Stock with a 25.0% internal rate of return on such holder's investment in a share of Series A Preferred Stock as if such holder held such share of Series A Preferred Stock from ____________, 2000. Such internal rate of return shall be determined in accordance with the following formula:
                P    1/N
         IRR = ( /I)      1

where:

IRR      =        Internal Rate of Return.

P                 =        Anniversary Redemption Price.

I                 -        Series A Purchase Price

N                 =        Number of years from the Original Issue Date to the
Corporation Redemption Date, calculated on the basis of a 365-day year.

         (ii) "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

         (iii) "Change of Control" shall mean a Change of Control as defined in the Notes Indenture.

         (iv) "Common Stock" shall mean the Common Stock of the Corporation, par value $.001 per share.

         (v) "Junior Stock" shall mean any of the Corporation's Common Stock, and all other equity securities of the Corporation other than the Series A Preferred Stock.

         (vi) "Major Liquidity Event" shall mean (a) a Public Offering or (b) a Strategic Investment.

         (vii) "Mandatory Conversion Period" shall mean, at any time after the second anniversary of the Original Issue Date, a period of thirty (30) consecutive trading days during which the daily closing or last sale price per share of Common Stock, as reported on a national securities exchange or NASDAQ, is greater than $15.00 per share.

         (viii) "NASDAQ" means the National Association of Securities Dealers, Inc., Automated Quotation System.

         (ix) "Notes Indenture" shall mean that certain Indenture, dated as of October 27, 1997, between FirstCom Corporation, a Texas corporation, and State Street Bank and Trust Company, N.A., (as Trustee), as in effect on June 30, 1999 or any supplemental indenture.

         (x) "Original Issue Date" shall mean the date on which a share of Series A Preferred Stock was first issued.

         (xi) "Public Offering" shall mean the closing of an underwritten public offering of shares of Common Stock pursuant to an effective registration statement filed with the Securities and Exchange Commission for a public offering and sale of securities of the Corporation (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

         (xii) "Senior Note Maturity Date" shall mean the date that the Senior Notes issued pursuant to the Notes Indenture are paid in full.

         (xiii) "Strategic Investment" shall mean the purchase by a Strategic Investor of thirty-five percent (35%) or more (on an as converted basis) of the capital stock of the Corporation.

         (xiv) "Strategic Investor" shall mean (i) a telecommunications operator with assets in excess of $2 billion or (ii) an entity with controlling equity investments in excess of $1 billion in companies operating in the telecommunications industry; provide that such entity is not a private equity investment firm or other like entity.

         (xv) "Strategic Redemption Price" shall mean $9.00.

         (xvi) "25% Holder" shall mean SFG-N Inc., the AIG-GE Capital Latin American Infrastructure Fund L.P. and/or any of its affiliates and any holder of not less than twenty-five percent (25%) of the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Non-Voting Participating Convertible Preferred Stock to be duly executed by its Secretary this [___]th day of [______], [_____].

                                            [                             INC.]

                                            By
                                              ----------------------------------
                                              Name:
                                              Title: Secretary